Exhibit 19.1

INSIDER TRADING POLICY

THIS POLICY WAS APPROVED BY THE BOARD ON DECEMBER 9, 2024

PURPOSE

Maze Therapeutics, Inc. (the “Company,” “we,” “us” or “our”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Because stock is an important part of the Company’s compensation program, our Board of Directors (“Board”) has adopted this Insider Trading Policy (this “Policy”) governing the purchase, sale and other dispositions (“trades”) of the Company’s securities by the individuals and entities covered by this Policy to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards.

Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities on the basis of that information or discloses MNPI to someone else who trades on the basis of that information, also known as “tipping.”

If you are considering trading our stock or other securities, please keep these three key points in mind:

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Never trade our securities when in possession of MNPI;
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Keep all MNPI confidential, including from your family and friends; and
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When in doubt about whether you have MNPI, ask our Compliance Officer, who is our General Counsel, before trading.

You are responsible for understanding and following this Policy and for the consequences of any actions you may take. Our Compliance Officer will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any 10b5-1 Plans (as defined and discussed more fully later in this Policy).

Persons Covered By This Policy

This Policy applies to our employees, contractors, consultants and directors, as well as to their immediate family members, people sharing their households and anyone subject to their influence or control. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any person (other than a tenant or employee) sharing the household. We will refer to the individuals and entities to whom this Policy applies individually as “you” and “Insider” and collectively as “Insiders.” You are responsible for ensuring that your immediate family members, people sharing your household, and anyone subject to your influence or control complies with this Policy.

This Policy also applies to entities such as venture capital funds, partnerships, trusts and corporations which are associated or affiliated with our employees, contractors, consultants and directors. Notwithstanding the foregoing, in the event that you are serving as a director of the

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Board at the request or direction of a venture capital fund or other entity and/or certain of its affiliates, this Policy does not cover such venture capital fund and its affiliates so long as such venture capital fund and/or its affiliates: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has MNPI concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Additional trading restrictions in this Policy apply to our officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors (together with the officers, the “Section 16 Insiders”).

If your employment or service relationship with the Company ends, then you still may not trade our securities if you are aware of MNPI. You may not trade our securities until that MNPI has become public or is no longer material.

Additionally, the Company will not transact in its securities unless in compliance with U.S. securities laws.

What This Policy Covers

The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information.

“Material information” is information about the Company, positive or negative, that a reasonable stockholder would consider important in making a decision to purchase or sell the Company’s securities. It is not always easy to identify material information, but there is one important factor: whether the information could be expected to make our stock price go up or down. Material information can relate to virtually any aspect of the Company’s business or its securities.

Examples of material information may include:

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significant financial information (especially cash balance, burn and runway);
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significant regulatory communications;
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timing and achievement of major development milestones;
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results of studies and trials;
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entry into, or termination of, a significant agreement, including with a collaborator or partner;
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mergers or acquisitions;

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important pipeline changes;
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significant cybersecurity incidents or data breaches;
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significant new litigation or regulatory inquires or developments in existing litigation or inquires;
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significant developments in borrowings, or financings or capital investments;
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significant changes in corporate strategy;
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notice of issuance or denial of significant patents;
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restatements of historical financial statements;
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stock offerings or stock splits;
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employee reductions in force; and
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changes in senior executive management or our Board.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.

“Nonpublic” for the purpose of the prohibition on trading when you have MNPI means information before it is publicly disclosed in a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”), or other widely disclosed announcement. Once information is publicly disclosed, it is still necessary to give the investing public sufficient time to absorb the information. For the purposes of this Policy, information will be considered publicly disclosed after the close of trading on the next full trading day following the date of public disclosure.

Please remember that we may possess MNPI or other confidential information relating to or belonging to our collaborators, partners or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information.

This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.

PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS

Insider Restrictions

The following is a list of prohibited activities for all Insiders:

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Trade our securities while in possession of MNPI (other than pursuant to a 10b5-1 Plan (as defined below) entered into in accordance with this Policy).
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Trade our securities outside of a Trading Window or during a Blackout Period, other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy. See the definitions of “Trading Window” and “Blackout Period” below.
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Unless approved in advance by our Compliance Officer, make a gift, charitable contribution or other transfer without consideration of our securities during a period when the Insider cannot trade.
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Share MNPI with any person outside the Company, unless required by your job and such person is bound by a written confidentiality agreement, or as authorized by our Compliance Officer.
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Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
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Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
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Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
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Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
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Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer and is conducted in accordance with any applicable policy or guidelines of the Company regarding pledging.
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Distribute our securities to limited partners, general partners or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next open Trading Window or until the Blackout Period has ended.
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Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company.

Exceptions to Prohibited Activities

The trading restrictions of this Policy do not apply to the following:

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401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
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ESPP. Purchasing our stock through periodic, automatic payroll contributions under our Employee Stock Purchase Plan (“ESPP”). No employee may make changes in elections under the ESPP while in possession of any MNPI. Employees, other than Section 16 Insiders and Designated Insiders, may make changes in elections under the ESPP during a Blackout Period. Section 16 Insiders and Designated Insiders may not make any decrease in their elections under, or withdraw from, the ESPP during a Blackout Period or outside of a Trading Window. Moreover, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.
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Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plans and that does not involve a sale of shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net withholding arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
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RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.

Other Legal Restrictions

The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Insiders, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our Compliance Officer.

WHEN TRADING IS ALLOWED

To promote compliance with insider trading laws, we have designated periods where Insiders can trade in our securities, which are described below:

Trading Windows, Blackout Periods, and Pre-Clearance

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You Can Only Trade in a Trading Window. Other than pursuant to a 10b5-1 Plan, Insiders are allowed to trade our securities only during a trading window period, which opens after

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the close of trading on the next full trading day following the widespread public disclosure of our quarterly or year-end financial results, and closes at the close of trading on the 14th calendar day prior to the expected widespread public disclosure of our quarterly or year-end financial results of the then-current quarter or year end, as applicable (the “Trading Window”).
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Even During a Trading Window:
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You Are Not Allowed to Trade While in Possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day following our widespread public disclosure of that MNPI.
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You Are Not Allowed to Trade During a Blackout Period. Even during a Trading Window, our Compliance Officer, at his or her discretion, may designate special trading restrictions that apply to specific individuals or groups of people, including all Insiders, for as long as our Compliance Officer determines (a “Blackout Period”). No Insider subject to a Blackout Period may trade our securities during any such Blackout Period. Additionally, no Insider subject to a Blackout Period is permitted to tell anyone not subject to the Blackout Period that a Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
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You May Not Be Allowed to Trade Without Pre-Clearance. All Section 16 Insiders are subject to the Company’s pre-clearance requirements, and other Insiders may be subject the Company’s pre-clearance requirements, as set forth in the Company’s pre-clearance guidelines. Even during a Trading Window, Insiders who are subject to the Company’s pre-clearance requirements may not trade our securities without first obtaining pre-clearance of the trade from the Compliance Officer or his or her designee (or in the case of the Compliance Officer, from the Chief Executive Officer, Chief Financial Officer, or Head of Finance). The Compliance Officer or his or her designee will determine whether the trade may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance, unless the Compliance Officer has shortened this period. Pre-clearance requirements do not apply to trades of the Company’s securities made under a 10b5-1 Plan established in accordance with this Policy.

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10b5-1 Plans

Under Rule 10b5-1 of the Exchange Act, an Insider may establish a written trading plan under which a broker is instructed to trade the Company’s securities based on pre-determined criteria (a “10b5-1 Plan”). We allow Insiders to trade in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period only under a 10b5-1 Plan.

If a 10b5-1 Plan is properly established, trades of the Company’s securities under that 10b5-1 Plan are not subject to this Policy. To be properly established, an Insider’s 10b5-1 Plan must be: (a) established in compliance with the requirements of Rule 10b5-1 of the Exchange Act; (b) established in compliance with the Company’s 10b5-1 Plan guidelines at a time when the Insider was not aware of any MNPI relating to the Company; (c) established when the Company is not in a Blackout Period; and (d) reviewed and approved by the Compliance Officer (or in the case of the Compliance Officer, by the Chief Executive Officer, Chief Financial Officer, or Head of Finance).

We recommend Section 16 Insiders trade in our securities only pursuant to a 10b5-1 Plan entered into in accordance with this Policy.

Other Trading Arrangements

Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.

THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS

The consequences of violating the insider trading laws, including tipping, can be severe. Liability can extend both to the “tipper” – the Insider himself or herself – and the “tippee” – the person to whom the Insider disclosed MNPI. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the tippee, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

CONSEQUENCES OF VIOLATING THIS POLICY

We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.

ADMINISTRATION

The Compliance Officer will administer and interpret this Policy and enforce compliance as needed. The Compliance Officer may consult with the Company’s outside legal counsel as

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needed. The Compliance Officer may designate other individuals to perform the Compliance Officer’s duties under this Policy.

Neither the Company nor the Compliance Officer will be liable for any act made under this Policy. Neither the Company nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.

REPORTING VIOLATIONS

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our Compliance Officer. To anonymously submit a concern or complaint regarding a possible violation of this Policy, you should follow the procedures outlined in our Whistleblower Policy. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.

CHANGES TO THIS POLICY

Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics.

TRADING BY THE COMPANY

We will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.

EFFECTIVE DATE

The effective date of this Policy is January 30, 2025.

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